================================================================================

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE PROGRESSIVE CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                                                                        -------
     (2) Aggregate number of securities to which transaction applies:
                                                                     ----------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                                                   ------------
     (4) Proposed maximum aggregate value of transaction:
                                                         ----------------------
     (5) Total fee paid:
                        -------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                -----------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      -------------------------
     (3) Filing Party:
                      ---------------------------------------------------------
     (4) Date Filed:
                    -----------------------------------------------------------

================================================================================

                                    [LOGO]
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 1996

     Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 26, 1996, at 10:00 a.m., Cleveland time, for the following purposes:

        1. To elect eight directors, each to serve for a term of one year; and

        2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 29, 1996, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

     By Order of the Board of Directors.

                                            DAVID M. SCHNEIDER, Secretary

March 14, 1996

     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          THE PROGRESSIVE CORPORATION

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (the "Company"), to be held at 10:00 a.m., Cleveland time, on Friday, April 26, 1996, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995, will first be sent to shareholders on or about March 18, 1996.

     The close of business on February 29, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 72,179,817 Common Shares, each of which will be entitled to one vote.

                         ITEM 1:  ELECTION OF DIRECTORS

     The Company's Code of Regulations provides that the number of directors may be fixed by shareholders at no less than five or more than twelve. The number of directors has been fixed at nine. At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the eight nominees hereinafter named, to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. One vacancy will remain on the Board. If, by reason of death or other unexpected occurrence, any one or more of the nominees hereinafter named should not be available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the eight nominees named in this proxy statement, although persons in addition to those nominees may be nominated by the shareholders at the meeting.

     No decision has been made to fill the vacancy on the Board, nor have any candidates been considered and approved by the Board. However, the Board believes that it is desirable to have this vacancy available, so that it could be filled by action of the Board should a person who could make a valuable contribution as a director of the Company be identified during the year. Through the process of electing directors on an annual basis, shareholders will have the opportunity to determine whether any person named to fill the vacancy will continue to serve as a director after the Annual Meeting immediately following his or her appointment to the Board and from year to year thereafter.

     If notice in writing is given by any shareholder to the President or Secretary not less than 48 hours before the time fixed for holding the meeting that he desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he holds, or to distribute such number of votes among two or more nominees, as he sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the eight nominees named below as possible.

     The following information is set forth with respect to each person nominated for election as a director. Unless otherwise indicated, each such nominee has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                 PRINCIPAL OCCUPATION AND              DIRECTOR
            NAME               AGE         LAST FIVE YEARS' BUSINESS EXPERIENCE         SINCE
            ----               ---         ------------------------------------        --------
Milton N. Allen (1)            68     Director of various companies                      1978

B. Charles Ames (2)            70     Principal, Clayton, Dubilier & Rice, Inc., New     1983
                                      York, New York (investment banking)

Stephen R. Hardis (3)          60     Chairman of the Board and Chief Executive          1988
                                      Officer of Eaton Corporation, Cleveland, Ohio
                                      (manufacturing) since January 1996; Chief Fi-
                                      nancial and Administrative Officer, Vice
                                      Chairman and a director of Eaton Corporation
                                      prior to January 1996

Janet Hill (4)                 48     President, Staubach Alexander Hill, LLC, Wash-     1995
                                      ington, D.C. (commercial real estate
                                      consulting) since January 1995; Vice
                                      President, Alexander & Associates, Inc.,
                                      Washington, D.C. (management consulting)

Peter B. Lewis (5)             62     President and Chief Executive Officer of the       1965
                                      Company; Chairman of the Board of the Company
                                      since April 1993; President, Chairman of the
                                      Board and Chief Executive Officer of Pro-
                                      gressive Casualty Insurance Company

Norman S. Matthews (6)         63     Consultant, New York, New York                     1981

Donald B. Shackelford (7)      63     Chairman of the Board, State Savings Company,      1976
                                      Columbus, Ohio (savings and loan)

Paul B. Sigler                 62     Professor, Yale University and Investigator in     1981
                                      the Howard Hughes Medical Institute

---------------

(1) Mr. Allen is also a director of AGA Gas, Inc., which is publicly held, and Actron Manufacturing Company and The Bradford Group, Inc., which are privately held.

(2) Mr. Ames is also a director of Diamond Shamrock R & M, Inc., M.A. Hanna Company and Warner-Lambert Company, which are publicly held, and Homeland Holding, Inc., Lexmark Holding, Inc., WESCO Distribution, Inc. and CDW Holding, Inc., which are privately held.

(3) Mr. Hardis is also a director of Nordson Corporation and KeyCorp and a trustee of First Union Realty Investment Trust, all of which, as well as Eaton Corporation, are publicly held.

(4) Ms. Hill is also a director of Wendy's International, Inc., which is publicly held, and the New York Cotton Exchange.

(5) Mr. Peter B. Lewis is also an officer and director of other subsidiaries of the Company.

(6) Mr. Matthews is also a director of Lechters, Inc. and Toys 'R Us, Inc., which are publicly held, and Loehmann's, Inc., Eye Care Centers of America and Finlay Fine Jewelry, Inc., which are privately held.

(7) Mr. Shackelford is also a director of The Limited, Inc., Worthington Foods, Inc. and Intimate Brands, Inc., which are publicly held.

     Seven meetings of the Board of Directors were held during 1995, and the Board adopted resolutions by written action pursuant to Ohio corporation law on one occasion.

     The Board has named an Executive Committee, an Audit Committee and an Executive Compensation Committee, as described below. The Board has not designated a nominating committee.

     Messrs. Allen, Hardis and Lewis are the current members of the Board's Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 1995, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on eight occasions.

     Messrs. Allen, Ames and Hardis are the current members of the Board's Audit Committee, which assures that organization, policies, controls and systems are in place to monitor performance; provides an independent channel to receive appropriate communications from employees, auditors, legal counsel, bankers and consultants; and monitors the public release of financial information. The Audit Committee met four times during 1995.

     Ms. Hill and Messrs. Matthews, Shackelford and Sigler are the current members of the Board's Executive Compensation Committee. This committee monitors and directs the administration of the Company's executive compensation program, including the various cash and stock incentive programs in which officers and employees of the Company participate. During 1995, the Executive Compensation Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on two occasions.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of February 9, 1996, of more than five percent of the Company's Common Shares:

                    NAME AND ADDRESS                 AMOUNT AND NATURE OF       PERCENT
                   OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)     OF CLASS
                   -------------------              -----------------------     --------
     Peter B. Lewis.................................        11,439,141(2)         15.8%
          6300 Wilson Mills Road
          Mayfield Village, Ohio 44143
     Ruane, Cunniff & Co., Inc......................         9,390,561(3)         13.0%
          767 Fifth Avenue
          Suite 4701
          New York, New York 10153-4798
     Oppenheimer Group, Inc.........................         8,275,188(4)         11.5%
          Oppenheimer Tower
          World Financial Center
          New York, New York 10281

---------------

(1) Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2) Includes 13,632 Common Shares held for Mr. Lewis by a trustee under the Company's Retirement Security Program, 181,200 Common Shares subject to currently exercisable stock options, 1,942,907 Common Shares held by Mr. Lewis as trustee of two trusts established for the benefit of his brother, 546,114 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, and 98,000 Common Shares held by a limited partnership in which Mr. Lewis is general partner. The amount does not include 1,360,706 Common Shares held of record by National City Bank as trustee of a trust established by Mr. Lewis for the benefit of his adult children, as to which shares he disclaims any beneficial interest.

(3) The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc., and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc. has advised that it has sole voting power as to 6,749,737 of these shares, no voting power as to the balance of these shares, sole investment power as to 4,990,561 of these shares and shared investment power as to 4,400,000 of these shares.

(4) The Common Shares are held in investment accounts maintained with Oppenheimer Group, Inc. or affiliates and they disclaim any beneficial interest in such shares. Oppenheimer Group, Inc. has advised that it has shared voting and shared investment power as to all of these shares.



     Security Ownership of Management. The following information is set forth with respect to the Company's Common Shares beneficially owned as of February 9, 1996, by all directors and nominees for election as directors of the Company, each of the named executive officers and by all directors and executive officers of the Company as a group:

                                                     AMOUNT AND NATURE OF       PERCENT
                          NAME                      BENEFICIAL OWNERSHIP(1)     OF CLASS
                          ----                      -----------------------     --------
     Milton N. Allen................................            53,703(2)          *
     B. Charles Ames................................            49,005(3)          *
     Charles B. Chokel..............................           141,666(4)          *
     Allan W. Ditchfield............................            65,200(5)          *
     Stephen R. Hardis..............................            29,808(3)          *
     Janet Hill.....................................             2,500(6)          *
     Peter B. Lewis.................................        11,439,141(7)         15.8%
     Bruce W. Marlow................................           149,100(8)          *
     Norman S. Matthews.............................            40,201(3)          *
     David M. Schneider.............................           322,926(9)          *
     Donald B. Shackelford..........................            93,002(10)         *
     Paul B. Sigler.................................            14,409(11)         *
     All 13 Executive Officers
       and Directors as a Group.....................        12,432,684(12)        17.1%

---------------

* Less than one percent of the outstanding Common Shares of the Company.

 (1) Includes Common Shares held for executive officers under The Progressive Retirement Security Program and currently exercisable stock options held by directors and executive officers under various plans maintained by the Company. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table is comprised of both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

 (2) Includes 2,400 Common Shares owned by Mr. Allen's wife, as to which shares he disclaims any beneficial interest, and 24,000 Common Shares subject to currently exercisable stock options.

 (3) Includes 24,000 Common Shares subject to currently exercisable stock options.

 (4) Includes 2,042 Common Shares held as custodian for his minor children, as to which shares he disclaims any beneficial interest, and 43,082 Common Shares subject to currently exercisable stock options. The amount reported does not include 1,754 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which Mr. Chokel has neither voting nor investment power.

 (5) Includes 30,000 Common Shares subject to currently exercisable stock options.


 (6) Includes 2,000 Common Shares subject to currently exercisable stock options.

 (7) See footnote 2 on page 4.

 (8) Includes 103,500 Common Shares subject to currently exercisable stock options.

 (9) Includes 244,500 Common Shares subject to currently exercisable stock options and 6,197 Common Shares held by Mr. Schneider as co-trustee of certain trusts established by his father for the benefit of various family members.

(10) Includes 24,000 Common Shares subject to currently exercisable stock options and 6,831 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(11) Includes 12,000 Common Shares subject to currently exercisable stock options.

(12) Includes 753,282 Common Shares subject to currently exercisable stock options.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 1995 (the "named executive officers").
                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                            ANNUAL COMPENSATION                 ------------
                                                 ------------------------------------------      SECURITIES
                                                                               OTHER ANNUAL      UNDERLYING       ALL OTHER
              NAME AND                             SALARY        BONUS(1)      COMPENSATION       OPTIONS        COMPENSATION
         PRINCIPAL POSITION             YEAR        ($)            ($)             ($)              (#)              ($)
------------------------------------    -----    ----------     ----------     ------------     ------------     ------------
Peter B. Lewis                           1995    $  800,000     $  772,800       $147,197(2)        93,200         $294,018(3)
 Chairman, President and                 1994       800,000      1,124,000        139,295(2)       122,400            3,030
 Chief Executive Officer                 1993     1,000,000      1,400,000        127,646(2)        67,100               --

Bruce W. Marlow                          1995       558,040        669,090             --           65,000          180,611(4)
 Chief Operating                         1994       558,040        673,219             --           85,400           18,736
 Officer                                 1993       558,040        892,800             --           37,500            6,704

Allan W. Ditchfield                      1995       417,240        187,346             --           13,100            5,164(5)
 Chief Information                       1994       412,004        191,005             --           17,500            4,824
 Officer                                 1993       400,000        200,000             --           10,500            6,923

Charles B. Chokel                        1995       298,310        285,880             --           26,000          123,162(6)
 Treasurer and Chief                     1994       292,948        337,792             --           31,700            6,685
 Financial Officer                       1993       275,000        385,000             --           11,500            6,558

David M. Schneider                       1995       283,040        203,619             --           20,600           60,824(7)
 Secretary and Chief                     1994       283,040        213,271             --           30,900            2,174
 Legal Officer                           1993       283,040        200,160             --           10,500            3,035

---------------

(1) Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2) Other Annual Compensation includes $121,264, $105,935 and $96,588 in the form of personal use of corporate aircraft in 1995, 1994 and 1993, respectively.

(3) Represents $3,060 of employer contributions made during 1995 under the Company's Retirement Security Program, a $290,500 one-time cash award payable in connection with the December 13, 1989 option grant and $458 as an anniversary award for 40 years of employment with the Company.

(4) Represents $6,311 of employer contributions made during 1995 under the Company's Retirement Security Program and a $174,300 one-time cash award payable in connection with the December 13, 1989 option grant.

(5) Represents $5,164 of employer contributions made during 1995 under the Company's Retirement Security Program.

(6) Represents $6,962 of employer contributions made during 1995 under the Company's Retirement Security Program and a $116,200 one-time cash award payable in connection with the December 13, 1989 option grant.

(7) Represents $2,724 of employer contributions made during 1995 under the Company's Retirement Security Program and a $58,100 one-time cash award payable in connection with the December 13, 1989 option grant.


                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
-------------------------------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                        NUMBER OF                                                    RATES OF STOCK PRICE
                        SECURITIES     % OF TOTAL                                   APPRECIATION FOR OPTION
                        UNDERLYING      OPTIONS                                              TERM
                         OPTIONS       GRANTED TO     EXERCISE                     -------------------------
                        GRANTED(1)     EMPLOYEES        PRICE       EXPIRATION         5%            10%
NAME                       (#)          IN 1995       ($/SHARE)        DATE           ($)            ($)
----                    ----------     ----------     ---------     -----------    ----------     ----------
Peter B. Lewis             93,200         10.5%        $ 38.00         12/31/04    $1,952,584     $4,809,308

Bruce W. Marlow            65,000          7.3           38.00         12/31/04     1,361,781      3,354,131

Allan W. Ditchfield        13,100          1.5           38.00         12/31/04       274,451        675,986

Charles B. Chokel          26,000          2.9           38.00         12/31/04       544,712      1,341,652

David M. Schneider         20,600          2.3           38.00         12/31/04       431,580      1,063,001

   ---------------------

(1) Options become exercisable January 1, 2000, subject to accelerated vesting and a "cash-out" provision upon the occurrence of any "Change in Control" of the Company or certain similar events described in the 1989 Incentive Plan.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED           IN-THE-MONEY
                             SHARES                       OPTIONS AT 12/31/95          OPTIONS AT 12/31/95
                          ACQUIRED ON        VALUE                (#)                          ($)
                            EXERCISE       REALIZED           EXERCISABLE/                EXERCISABLE/
NAME                          (#)             ($)            UNEXERCISABLE                UNEXERCISABLE
----                      ------------    -----------    ----------------------    ---------------------------
Peter B. Lewis                 --                  --    Exercisable     75,000    Exercisable     $ 2,678,175
                                                         Unexercisable  495,100    Unexercisable    11,500,295

Bruce W. Marlow                --                  --    Exercisable     45,000    Exercisable       1,606,905
                                                         Unexercisable  304,900    Unexercisable     6,810,704

Allan W. Ditchfield          30,000       $   793,770    Exercisable       --      Exercisable            --
                                                         Unexercisable   87,600    Unexercisable     2,175,050

Charles B. Chokel            16,918           369,388    Exercisable     13,082    Exercisable         467,145
                                                         Unexercisable  115,700    Unexercisable     2,588,413

David M. Schneider           7,500            250,943    Exercisable    232,500    Exercisable       9,052,267
                                                         Unexercisable   90,500    Unexercisable     1,916,376

                                 PENSION PLANS

     Messrs. Lewis, Marlow and Chokel, as well as substantially all other full-time employees of the Company and its subsidiaries who were hired before January 1, 1989, and satisfy certain other requirements, are eligible to participate in The Progressive Pension Plan (the "Pension Plan"). The Pension Plan is a defined benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is subject to the minimum funding standards of Section 412 of the Code.

     Benefits payable under the Pension Plan are determined pursuant to a formula based upon a participant's years of service with the Company and its subsidiaries, the participant's average annual compensation not in excess of the Social Security taxable wage base during such years of service ("Average Earnings") and Social Security benefits. For purposes of determining Average Earnings, the Pension Plan recognizes base salary, overtime earnings, cash bonuses and commissions. The benefit formula is: 2% of Average Earnings times years of service minus 50% of primary Social Security benefit for years of service through December 31, 1988, plus 1.3% of Average Earnings times years of service through December 31, 1993.

     Participants accrue benefits under the Pension Plan formula over their years of service with the Company and its subsidiaries, and become fully vested in their accrued benefits under the Pension Plan upon (i) completion of five years of service (subject to certain break-in-service rules); (ii) attainment of age 65; or (iii) retirement on account of permanent and total disability.

     The estimated net annual pensions (expressed as a life and 120-month certain annuity) payable upon retirement at normal retirement age (65) under the Pension Plan for each of the three named executive officers who participate in the Pension Plan are as follows: Mr. Lewis, $10,188; Mr. Marlow, $8,983; and Mr. Chokel, $9,042.

     As of December 31, 1993, all benefit accruals under the Pension Plan were frozen. The Company now has a two-tiered Retirement Security Program ("RSP"). The RSP is a defined contribution pension plan within the meaning of ERISA and a qualified plan under the Code and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service. The second tier is a long-term savings plan under which the Company matches, into a Company stock account, amounts contributed to the plan by each employee up to a maximum of 3% of the employee's eligible compensation. All named executive officers are eligible to participate in the RSP, and contributions made by the Company in 1995 are included in "All Other Compensation" in the Summary Compensation Table on page 7.

SEPARATION PLANS

     The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive

Corporation Separation Allowance Plan (the "Separation Plan"). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

     The Company has entered into a separate arrangement with Bruce W. Marlow, pursuant to which he would be entitled to receive certain benefits if his employment with the Company were to end prior to January 31, 2000, for any reason other than death, total disability or termination by the Company for justifiable cause. Such benefits include a continuation of salary and bonus payments for three years after termination and the accelerated vesting of his stock options that would otherwise have become exercisable within three years after his termination date, so that such options would be exercisable at any time within the five years after his termination date. In consideration for these benefits, Mr. Marlow has agreed, among other things, that he will not compete with the Company or attempt to hire away any of the Company's employees for three years after any such termination of his employment.

DIRECTORS' FEES AND PLANS

     Each member of the Board of Directors who is not an employee of the Company receives an annual director's fee of $8,000 ("Retainer Fee"). In addition, each such director receives fees for attendance at meetings of the Board and those committees of the Board of which he or she is a member ("Meeting Fee"). Directors receive $3,000 for attendance at each regular meeting of the Board and $1,000 for attendance at each special meeting, unless attendance is by telephone, in which case the fee is $500. Each member of a Board committee receives $750 for attendance at each meeting of the committee, except that the committee chairman receives $1,000 for attendance at each such meeting, unless attendance is by telephone, in which case the fee is $500. Directors are also compensated for attendance at certain meetings of the Company's senior managers, which are typically attended by one or two directors, at rates equal to the fee received for attendance at regular Board meetings.

     Each director of the Company who is not an employee of the Company participates in The Progressive Corporation Directors Deferral Plan, as amended (the "Directors Deferral Plan"). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her Meeting Fees for the following year until the date designated by the director in accordance with the Directors Deferral Plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company's Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All director's Retainer Fees are deferred, credited to a stock account and distributed in cash on any date designated by the participating director which is on or after the later of (a) the date of the expiration of the director's then current term or
(b) the date which is six months and one day after the date such fees are credited to the director's stock account ("Minimum Deferral Date") or, if no such designation is made, the first day of the calendar quarter immediately following the Minimum Deferral Date. All account balances of a director will be distributed to his or her beneficiary, if he or she dies. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his or her current term, all Retainer Fees credited to his or her stock account during such term are forfeited.

     Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 1990 Directors' Stock Option Plan, as amended (the "Directors' Stock Plan"). The Directors' Stock Plan authorizes the issuance of up to 450,000 Common Shares, subject to adjustment for stock splits and similar events. Promptly after each Annual Meeting of Shareholders, each participating director receives an option to purchase 2,000 Common Shares with an exercise price equal to the fair market value of the Common Shares on the date of such Annual Meeting. The term of each such stock option is ten years commencing on the date of grant. Options become exercisable six months and one day following the date of grant and are not transferable. Upon death, to the extent then exercisable, a stock option may be exercised for a period of one year. During 1995, the Company granted stock options under this plan covering an aggregate of 14,000 shares to seven directors.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION POLICY

     The Company's executive compensation program is administered under the direction of the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee is comprised of four independent, nonemployee directors. The executive compensation program is designed to promote the following objectives:

     - Attract, retain and motivate executives who can significantly contribute to the success of the Company.

     - Reward the achievement of corporate objectives that have been approved by the Board.

     - Provide a fair, rational and competitive executive compensation system.

     The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

EXECUTIVE COMPENSATION PROGRAM

     For 1995, the Company's executive compensation program was designed to base compensation on corporate, division and individual performance. Performance objectives and related measurements, as well as the compensation awards that would result from various levels of performance, were clearly defined in advance.

     The executive compensation program consists of three components: salary, annual bonus and long-term incentives through equity-based awards. Variable compensation (consisting of annual bonus and long-term incentive awards) is a larger part of total compensation at more senior levels in the organization. For each executive officer, a target amount is established for each component of variable compensation. Target amounts are determined primarily by reference to data contained in national compensation surveys. These surveys include compensation data for a broad range of public companies in a variety of industries. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 17. The Company's practice is to pay its officers and employees competitive salaries (i.e. within 20% of the midpoint of the survey range of salaries for their respective positions) and to provide variable compensation which can take total direct compensation to or above the high end of the survey range for total direct compensation when the Company and, if applicable, the employee's division meet or exceed challenging performance goals.

     Most officer perquisites, such as company cars and extended health care, have been phased out. In addition to the executive compensation program, executive officers participate in the Company's health and retirement plans which are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

Salary Component

     Executive officers receive a salary based on their responsibilities and potential at market levels indicated by compensation survey data. The Company's objective is to set executive salaries to be within 20% of the midpoint of the survey range of salaries for positions at other companies judged to be comparable. Salaries are reviewed annually and adjusted upward or downward for changes in those factors and the individual's performance. Better performance generally results in an increased salary, subject to the limits of the salary range established by the Company. For employees who exceed expectations, some part of the increase will be paid in a single lump sum, as a merit cash award, rather than becoming a part of the future salary base.

Annual Bonus Component

     In 1995, Messrs. Lewis, Marlow, Chokel and Schneider and one other executive officer of the Company participated in the 1995 Executive Bonus Plan. Mr. Ditchfield, along with all other full-time employees of the Company, participated in the 1995 Gainsharing Plan. These Plans have been designed to reward participants appropriately for current corporate and/or division performance.

     Under the 1995 Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each of the five participants. For Messrs. Lewis and Marlow, the target annual bonus amount for 1995 equaled 100% of salary; for Mr. Chokel, the target was 80% of salary; for Mr. Schneider and the other participating executive, the target amount was 60% of salary.

     In 1995, awards under the Executive Bonus Plan were determined by reference to three quantitative components. The Core Business Gainsharing Component included: (a) a performance matrix ("Gainsharing Matrix") which assigned a performance score to various combinations of profitability and growth outcomes for the core business (profitability was measured by the combined ratio ("CR") for continuing operations, determined in accordance with generally accepted accounting principles ("GAAP"), while growth was measured in terms of the year-to-year change in market share), and (b) a factor which measured success in reducing costs in the core business. The ROE Component measured the Company's return on average shareholders' equity against pre-established objectives and the Investment Component measured the performance of the Company's investment activities compared to appropriate indices. The weighting of the three components differed depending on the nature and scope of the individual executive's responsibilities. A bonus equal to the target annual bonus resulted if designated goals were met. Actual awards could range from 0% to 200% of the target annual bonus amount, depending on the extent to which performance was worse or better than the goals.

     All other officers and qualified employees (approximately 7,875) of the Company, including Mr. Ditchfield, participated in the Company's 1995 Gainsharing Plan. The 1995 Gainsharing Plan is substantially similar to the 1995 Executive Bonus Plan, but does not include performance criteria for return on average shareholders' equity or investment performance. Under the 1995 Gainsharing Plan, awards were based on performance in achieving profitability and market share goals, as measured by the Gainsharing Matrix, for both the Company as a whole and the individual participant's division, and on the success of both the Company and such division in reducing costs.

Long-Term Incentive Component

     In 1995, the executive compensation program included long-term incentives through the grant of nonqualified stock options. This component is designed to encourage the long-term retention of key executives and to align executive compensation directly with the long-term enhancement of shareholder value. Stock option grants are intended to focus the executive on managing the Company from the perspective of an owner. The named executive officers and approximately 220 other management employees of the Company currently participate in the long-term incentive program.

     The value of a stock option depends directly on the future performance of the Company's Common Shares, since it has value to the recipient only if and to the extent that the price of the

Company's Common Shares increases above the option exercise price. Stock option awards are normally made annually. A target award value, which varies by position, is established for each executive officer in order to bring total targeted compensation to the top of the survey range. In 1995, for the executive officers, these target award values ranged from 54%-200% of salary, depending on job classification. The target award value is then divided by a value per share developed through a modified Black-Scholes pricing model, to determine the number of option shares to be awarded. In 1995, the pricing model valued the stock options awarded to executive officers at $17.168 per share, which is 45.18% of the per share exercise price of $38.00. The following assumptions were used to derive the ratio: 10-year option term, .28 annualized volatility rate, 7.5% risk-free rate of return and .79% dividend yield, and an assumed annual attrition factor of 3%. The stock options have an exercise price which is equal to the market price of the Company's Common Shares on the date of grant, contain provisions which defer vesting of the options for five years and may be exercised at any time during the five years following vesting.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Peter B. Lewis, the Company's Chief Executive Officer, received cash compensation in the amount of $1,572,800 for 1995, consisting of a salary of $800,000 and an annual bonus award of $772,800 in addition to the non-cash compensation disclosed in the Summary Compensation Table and related footnotes on page 7. Mr. Lewis' salary has been reduced from a high of $1,198,077 in 1991, because the Committee desires to place more emphasis on the variable components of executive pay.

     Mr. Lewis' annual bonus target for 1995 was $800,000, an amount equal to 100% of his salary. For Mr. Lewis, 50% of his bonus target was based on the Core Business Gainsharing Component, 30% was based on the ROE Component and 20% was based on the Investment Component. As noted above, the Core Business Gainsharing Component includes a Gainsharing Matrix which measures profitability and growth in market share for the Company's core business and a factor which measures improvement in the core business' expense ratio. In 1995, the Company's core business achieved a CR of 94.8, with 16% growth in market share and an expense ratio of 22.2, resulting in a performance score of 1.199 for the Core Business Gainsharing Component. In addition, the ROE Component score was 1.2, compared to a target of 1.0, and the Investment Component score was .03, compared to a target of 1.0. Applying the weighting factors to the performance scores for each of the several Components, and then combining the results, produced a Performance Factor of .966. Mr. Lewis, therefore, earned 96.6% of target, or $772,800, as his annual bonus.

     For the long-term incentive component of his compensation, on May 19, 1995, Mr. Lewis was awarded stock options to purchase 93,200 of the Company's Common Shares at an exercise price of $38.00 per share. This award vests on January 1, 2000, and was determined in accordance with the stock option formula described above.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     In 1993, the Internal Revenue Code was amended by the Omnibus Budget Reconciliation Act of 1993 ("Budget Reconciliation Act"), which limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company ("Deduction Limit"). This Deduction Limit, which became effective in 1994, does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation." To qualify for this exception, (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

     Compensation attributable to a stock option award is deemed to satisfy the requirements for "performance-based compensation" if the award is made by the compensation committee, the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted during a specified period to any employee and, under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the award. Generally, the Deduction Limit does not apply to any compensation payable under a written contract that was in effect on February 17, 1993, or pursuant to a plan or arrangement approved by shareholders prior to December 20, 1993, provided certain requirements are met.

     It is the Company's policy to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. Salaries and any perquisites are subject to approval of the Committee, but will not be submitted to a vote of shareholders, and thus will not be deductible if and to the extent that such compensation exceeds $1 million per year for any such executive.

SUMMARY

     The Committee believes that management compensation should be linked to the creation of shareholder value. The Company's executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company's Common Shares. The Committee recognizes, however, that while stock prices may reflect management performance over the long term, other factors, such as general economic conditions and varying investors' attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

     The executive compensation program thus has been designed to align executive compensation with both the Company's business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

                                        EXECUTIVE COMPENSATION COMMITTEE

                                        Donald B. Shackelford, Chairman
                                        Janet Hill
                                        Norman S. Matthews
                                        Paul B. Sigler

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Shares ("PGR") to the Standard & Poor's 500 Index ("S & P Index") and the Value Line Property/Casualty Industry Group ("P/C Group") for the last five years.

                       CUMULATIVE FIVE-YEAR TOTAL RETURN*

                           PGR, S&P INDEX, P/C GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/95)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             PGR          S&P INDEX       P/C GROUP
1990                                       100             100             100
1991                                       106             131             127
1992                                       174             141             158
1993                                       243             155             157
1994                                       211             157             158
1995                                       297             216             209

*Assumes reinvestment of dividends.

Source: Value Line, Inc.

                            INDEPENDENT ACCOUNTANTS

     At the meeting of the Board of Directors of the Company held on February 9, 1996, the Board selected Coopers & Lybrand L.L.P. to serve as the independent accountants for the Company and its subsidiaries for 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the 1997 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Secretary at the Company's principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 18, 1996. The Company will not be required to include in its proxy statement or form of proxy any shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

                          SHAREHOLDER VOTE TABULATION

     Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

     The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $16,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

     If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted to elect the eight nominees named under "Election of Directors" above.

     The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

                             AVAILABLE INFORMATION

     THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1995 (OTHER THAN CERTAIN EXHIBITS). REQUESTS FOR SUCH DOCUMENT SHOULD BE SUBMITTED IN WRITING TO JEFFREY W. BASCH, CHIEF ACCOUNTING OFFICER, THE PROGRESSIVE CORPORATION, 6300 WILSON MILLS ROAD, MAYFIELD VILLAGE, OH 44143 OR BY TELEPHONE AT (216) 446-2851.

                                          By Order of the Board of Directors.

                                                   David M. Schneider, Secretary

March 14, 1996

                               THE PROGRESSIVE CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                                 MEETING OF SHAREHOLDERS

              The undersigned hereby appoints Charles B. Chokel, David M. Schneider and Dane A. Shrallow, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 26, 1996, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

          1. / / WITH or / / WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all eight nominees listed below for a term of one year.

          Milton N. Allen, B. Charles Ames, Stephen R. Hardis, Janet Hill,
                                        Peter B. Lewis,
               Norman S. Matthews, Donald B. Shackelford and Paul B. Sigler

             (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below.)

          ----------------------------------------------------------------------

          2. In their discretion, to vote upon such other business as may properly come before the meeting.

                      (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

              THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES IDENTIFIED IN ITEM 1 ABOVE.

              Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 14, 1996, is hereby acknowledged.
                                              Date:                       , 1996

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                                 Signature of Shareholder(s)

                                              PLEASE SIGN AS YOUR NAME OR NAMES
                                              APPEAR HEREON. IF SHARES ARE HELD
                                              JOINTLY, ALL HOLDERS MUST SIGN.
                                              WHEN SIGNING AS ATTORNEY,
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE
                                              OR GUARDIAN, PLEASE GIVE YOUR FULL
                                              TITLE. IF A CORPORATION, PLEASE
                                              SIGN IN FULL CORPORATE NAME BY
                                              PRESIDENT OR OTHER AUTHORIZED
                                              OFFICER. IF A PARTNERSHIP, PLEASE
                                              SIGN IN PARTNERSHIP NAME BY
                                              AUTHORIZED PERSON.

                                   Proxy Card